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                    Pennsylvania Manufacturers Corporation
                                  Exhibit 11
                       Computation of Earnings Per Share
                                  (Unaudited)
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(dollars amounts in thousands, except per share data)
                                                     Three Months Ended                Six Months Ended
                                                          June 30,                         June 30,
                                                   1998            1997               1998           1997
                                               -----------------------------    ------------------------------
Basic:
Weighted average shares outstanding              23,692,071      23,828,248      23,770,912      23,832,562
                                               ============    ============    ============    ============
Net income before extraordinary loss            $     9,357     $       520     $    21,445     $     5,277
Extraordinary loss                                      -               -               -            (4,734)
                                               ------------    ------------    ------------    ------------
Net income                                      $     9,357     $       520     $    21,445     $       543
                                               ============    ============    ============    ============
Net income per common and equivalent share
  before extraordinary loss                     $      0.39     $      0.02     $     0.90      $      0.22
Extraordinary loss                                      -               -              -              (0.20)
                                               ------------    ------------    ------------    ------------
Net income per common and equivalent share      $      0.39     $      0.02     $      0.90     $      0.02
                                               ============    ============    ============    ============
Diluted:
Weighted average shares outstanding              23,692,071      23,828,248      23,770,912      23,832,562
Net effect of dilutive stock options - based
  on the treasury stock method using average
  market price or end of period market price      1,002,385         613,862         887,999         672,330
                                               ------------    ------------    ------------    ------------
Total diluted common shares                      24,694,456      24,442,110      24,658,911      24,504,892
                                               ============    ============    ============    ============
Net income before extraordinary loss            $     9,357     $       520     $    21,445     $     5,277
Extraordinary loss                                      -               -               -            (4,734)
                                               ------------    ------------    ------------    ------------
Net income                                      $     9,357     $       520     $    21,445     $       543
                                               ============    ============    ============    ============
Net income per common and equivalent share
  before extraordinary loss                     $      0.38     $      0.02     $      0.87     $      0.21
Extraordinary loss                                      -               -               -             (0.19)
                                               ------------    ------------    ------------    ------------
Net income per common and equivalent share      $      0.38     $      0.02     $      0.87     $      0.02
                                               ============    ============    ============    ============
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